Exhibit 99.2

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

General

We are a biotechnology company focused on developing emergent, novel skin and tissue rejuvenation products for application in certain aesthetic and therapeutic markets. Our clinical development product candidates are designed to improve the appearance of skin damaged by the normal effects of aging, sun damage, acne and burns with a patient’s own (autologous) fibroblast cells produced in our proprietary Isolagen Process. We are also exploring opportunities to expand our pipeline of product candidates and products and to generate operating revenue through the creation of joint marketing and development arrangements, and the license and/or acquisition of products and technologies that complement our existing clinical pipeline and are aligned with our business strategy.

We sometimes refer to our product candidates in the aggregate as Isolagen Therapy. From 2002 through 2006, we made Isolagen Therapy available to physicians primarily in the United Kingdom. In November 2006 our Board of Directors approved closing our UK operation, and on March 31, 2007, we completed the closure of the United Kingdom manufacturing facility. We have refocused our management and capital resources on building our business in the United States. As our operations mature in the United States we expect to enter foreign markets when business opportunities that are consistent with our business strategy present themselves.

We believe our cash resources will be sufficient to fund our planned operations for at least 12 months from December 31, 2006. We are focused on research and development, are incurring losses from operations, have limited capital resources, and do not have access to a line of credit or other debt facility. We will need additional capital to execute our business strategy, and if we are unsuccessful in raising such additional capital we may be unable to fully execute our business strategy on a timely basis, if at all. If we raise additional capital through the issuance of debt securities, the interests of our stockholders would be subordinated to the interests of our debt holders and any interest payments would reduce the amount of cash available to operate and grow our business. If we raise additional capital through the sale of equity securities, the ownership of our current stockholders would be diluted. Additionally, we do not know whether any financing, if obtained, will be adequate to meet our capital needs and to support our growth. If adequate capital cannot be obtained on satisfactory terms, we may terminate or delay regulatory approval of one or more of our product candidates, curtail or delay the implementation of manufacturing process improvements or delay the expansion of our sales and marketing capabilities. If we terminate or delay regulatory approval, curtail or delay manufacturing improvements or delay the expansion of our sales and marketing capabilities, our business may fail.

We market and sell an advanced skin care line through our majority-owned subsidiary, Agera, which we acquired in August 2006. Agera offers a complete line of skincare systems based on a wide array of proprietary formulations, trademarks and nano-peptide technology. These technologically advanced skincare products can be packaged to offer anti-aging, anti-pigmentary and acne treatment systems. Agera markets its product in both the United States and Europe (primarily the United Kingdom). We are in the process of re-branding Agera and its product line, and we expect to commence implementation of its new marketing plans during 2007.

We are considered to be a “development stage” enterprise.

Recent Developments

Closure of the United Kingdom Operation

As part of our continuing efforts to evaluate the best uses of our resources, in the fourth quarter of 2006 our Board of Directors approved the proposed closing of the United Kingdom operation. After a full business analysis, management and the Board determined that the best use of resources was to focus on our strategic opportunities.

On March 31, 2007, we completed the closure of the United Kingdom manufacturing facility. The United Kingdom operation was located in London, England with two locations; a manufacturing site and an administrative site. Both sites are under operating leases. The manufacturing site lease expires February 2010 and, as of December 31, 2006, the remaining lease obligation approximated $0.7 million. The administrative site lease expires April 2007 and, as of December 31, 2006, the remaining lease obligation was $0.2 million.

Excluding the manufacturing lease, which ends February 2010 unless terminated sooner, it is expected that the majority of all remaining costs to be incurred will be recorded during 2007. However, no assurances can be given with respect to the total cost of closing the United Kingdom operation or the timing of such costs. The Company believes that the amount of all future charges associated with the United Kingdom operation shutdown, such as potential lease exit costs and professional fees, among other items, cannot be precisely estimated at this time. However, as of December 31, 2006, remaining future charges are expected to be no more than approximately $2.0 million (both before and after tax), excluding potential claims or contingencies unknown at this time.

As the result of the completion of the closure of the United Kingdom manufacturing facility, the Company’s United Kingdom operations were classified as a discontinued operation. In addition, as a result of the closure of the Company’s United Kingdom operation, the operations that the Company previously conducted in Switzerland and Australia (as discussed below), which had been absorbed into the United Kingdom operation, were  also classified as discontinued operations. The financial statements for all prior periods have been retrospectively adjusted to reflect the classification of these operations, and their assets and liabilities, as discontinued operations. See Note 4 of Notes to Consolidated Financial Statements.

As a result of closing our UK operation during the first half of 2007, we expect revenue from our UK operation for the year ended December 31, 2007 to be less than $0.5 million.

Clinical Development Programs

For a discussion of our clinical program please refer to Item 1 of Part I of our Annual Report on Form 10-K for the year ended December 31, 2006 (the “Original Report”).

Acquisition of Agera

On August 10, 2006, we acquired 57% of the outstanding common shares of Agera, a skincare company that has proprietary rights to an advanced line of skincare products. We paid $2.7 million in cash to acquire the 57% interest in Agera, and in connection with the acquisition contributed $300,000 to Agera’s working capital. Included in the purchase price was an option to acquire an additional 8% of Agera’s outstanding common shares for an exercise price of $0.5 million in cash. This option expired unexercised during February 2007. In addition, the acquisition agreement includes future contingent payments up to a maximum of $8 million. The additional purchase price is based upon certain percentages of Agera’s cost of sales incurred after June 30, 2007. Accordingly, based upon the financial performance of Agera, up to an additional $8.0 million of purchase price may be due the selling shareholder in future periods. See Note 3 of Notes to Consolidated Financial Statements.

Switzerland

In April 2005, we acquired land and a two-building, 100,000 square foot corporate campus in Bevaix, Canton of Neuchâtel, Switzerland for $10 million, and spent approximately $1.8 million on the first phase of a renovation. During April 2006, management decided to place the corporate campus on the market for sale in order to conserve capital. During 2006, we recorded a charge of approximately $1.1 million to reduce the carrying amount of the Swiss campus to its net realizable value, which charge is reflected in loss from discontinued operations in the consolidated statement of operations for the year ended December 31, 2006. The net book value of the corporate campus at December 31, 2006 was $10.3 million, reflecting management’s estimate of the realizable value of the corporate campus. This estimate may change in future periods. The carrying amount of the campus is presented as assets of discontinued operations held for sale on the consolidated balance sheet. See “Assets of discontinued operation held for sale” in Note 2 of Notes to the Consolidated Financial Statements.

Houston, Texas

On March 28, 2006, our Board of Directors approved the closing of the Houston, Texas facility. The Houston, Texas facility was used primarily for research and development purposes and was maintained under an operating lease which ends on April 30, 2008. An exit plan was communicated to the affected employees during the three months ended June 30, 2006. There were approximately 15 employees at the Houston, Texas facility at March 31, 2006 and the large majority of these employees had been terminated by June 30, 2006 at a severance cost of less than $0.1 million. We have subleased approximately 50% of the facility to an unrelated third party and we will use our best efforts to sublease the remaining portion of the facility, however, there is no assurance that our efforts will be successful. As of December 31, 2006, the remaining lease payments and common operating expenses due under the Houston, Texas lease agreement were approximately $0.2 million, or $0.1 million net of the sublease.

Stockholder Rights Plan

In May 2006, our Board of Directors adopted a Stockholder Rights Plan, pursuant to a Rights Agreement dated as of May 12, 2006. Pursuant to the Rights Agreement, stockholders of record at the close of business on May 22, 2006 received one Right for each share of Isolagen common stock held on that date. The Rights, which will initially trade with the common stock and represent the right to purchase one ten-thousandth of a share of our newly created Series C Preferred Stock at $35 per Right, become exercisable when a person or group acquires 15% or more of our common stock (20% in the case of certain institutional stockholders) or announces a tender offer for 15% or more of the common stock. In that event, in lieu of purchasing the Series C Preferred Stock, the Rights permit our stockholders, other than the acquiror, to purchase Isolagen common stock having a market value of twice the exercise price of the Rights. In addition, in the event of certain business combinations, the Rights permit holders to purchase common stock of the acquiror at a 50% discount. Rights held by the acquiror will become null and void in each case.

The Rights have certain anti-takeover effects, in that they would cause substantial dilution to a person or group that attempts to acquire a significant interest in us or on terms not approved by the Board of Directors. In the event that the Board of Directors determines a transaction to be in the best interests of us and our stockholders, the Board of Directors will be entitled to redeem the Rights for $.001 per Right at any time before the tenth business day after an announcement that a person or group has acquired ownership of 15% or the tenth business day after commencement of a tender or exchange offer for more than 15% of the outstanding common stock. The Rights expire on May 12, 2016.

Management

As previously announced, on June 5, 2006 we named Nicholas L. Teti, Jr., as Chairman and Chief Executive Officer. Also on June 5, 2006, we named Declan Daly as Executive Vice President-Europe and Chief Financial Officer and Steven C. Trider as Senior Vice President. Subsequent to the year ended December 31, 2006, on February 8, 2007 we announced the appointment of Sandra G. Calman, M.D., AAD, to Vice President and Chief Medical Officer.

Critical Accounting Policies

The following discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America. Our significant accounting policies are more fully described in Note 2 of the Notes to the Consolidated Financial Statements. However, certain accounting policies and estimates are particularly important to the understanding of our financial position and results of operations and require the application of significant judgment by our management or can be materially affected by changes from period to period in economic factors or conditions that are outside of the control of management. As a result they are subject to an inherent degree of uncertainty. In applying these policies, our management uses their judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on our historical operations, our future business plans and projected financial results, the terms of existing contracts, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. The following discusses our significant accounting policies and estimates.

Revenue Recognition:  We recognize revenue over the period the service is performed in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (“SAB 104”). In general, SAB 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services rendered, (3) the fee is fixed and determinable and (4) collectibility is reasonably assured.

Revenue related to Continuing Operations: Revenue from the sale of Agera’s products is recognized upon transfer of title, which is upon shipment of the product to the customer.

Revenue from Discontinued Operations: All revenue from our discontinued operations, which related to the sale of our Isolagen Therapy, is presented as part of loss from discontinued operations in the consolidated financial statements. The Isolagen Therapy was administered, in the United Kingdom, to each patient using a recommended regimen of injections. Due to the short shelf life, each injection was cultured on an as needed basis and was shipped prior to the individual injection being administered by the physician. We believe that each injection had stand alone value to the patient. We invoiced the attending physician when the physician sent his or her patient’s tissue sample to us, which created a contractual arrangement between us and the medical professional. The amount invoiced varied directly with the dose and number of injections requested. Generally, orders were paid in advance by the physician prior to the first injection. There is no performance provision under any arrangement with any physician, and there is no right to refund or returns for unused injections. As part of our continuing efforts to evaluate the best uses of our resources, in the fourth quarter of 2006, the Board of Directors approved the proposed closing of our UK operation. On March 31, 2007, we completed the closure of the United Kingdom manufacturing facility.

As a result, we believe that the requirements of SAB 104 were met as each injection was shipped, as the risk of loss transferred to our physician customer at that time, the fee was fixed and determinable and collection was reasonably assured. Advance payments were deferred until shipment of the injection(s). The amount of the revenue deferred represented the fair value of the remaining undelivered injections measured in accordance with Emerging Issues Task Force Issue (“EITF”) 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” which addresses the issue of accounting for arrangements that involve the delivery of multiple products or services. Should the physician discontinue the regimen prematurely all remaining deferred revenue was recognized.

We also offered a service whereby we stored a patient’s cells for later use in the preparation of injections. In accordance with EITF 00-21, the fee charged for this service is recognized as revenue ratably over the length of the storage agreement.

Cost of Sales, Selling, General and Administrative Expenses and Research and Development Expenses: Our Exton, Pennsylvania facility houses our corporate headquarters and our research, development and testing operations. Our London facility had been engaged in the commercialization of our process (for which revenue has been earned from the sale of Isolagen Therapy injections) as a means to improve manufacturing technologies that would be used to produce commercial quantities of injections on a profitable basis in the future. We classify as loss from discontinued operations the costs incurred in operating our London facility, while the costs incurred in operating our Exton, Pennsylvania facility (except for costs related to general corporate administration) are classified as research and development expenses.

Historically, autologous cell therapy companies have been hampered by expensive and time-consuming manufacturing processes. We used the commercialization of our Isolagen Process in the United Kingdom as a means of researching and developing manufacturing technologies that could be used to produce commercial quantities of injections on a profitable basis. Through December 2006, our cost of sales related to the United Kingdom operation exceeded our revenue. This reflects the fact that the level of our sales from our commercialization efforts in the United Kingdom, did not through December 2006 reach the levels necessary for profitable operations, and the development and implementation of improved processes had not yet achieved all of the cost efficiencies we hope to achieve in the future. In the fourth quarter of 2006 our Board of Directors approved closing our UK operation. On March 31, 2007, we completed the closure of it United Kingdom manufacturing facility. These costs, which previously had been classified as costs of sales from continuing operations, are now included in the results of discontinued operations. See Note 4 of Notes to Consolidated Financial Statements.

If, in the future, the purposes for which we operate our Exton, Pennsylvania, facility or any new facilities we open, changes, the allocation of the costs incurred in operating that facility between cost of sales, research and development and selling, general and administrative expenses could change to reflect such operational changes.

Agera does not manufacture its own product, but rather, outsources its manufacturing. Cost of sales related to Agera primarily consists of the cost of the product paid by Agera to the manufacturer of the product.

Research and Development Expenses:  Research and development costs are expensed as incurred and include salaries and benefits, costs paid to third-party contractors to perform research, conduct clinical trials, develop and manufacture drug materials and delivery devices, and a portion of facilities cost. Clinical trial costs are a significant component of research and development expenses and include costs associated with third-party contractors. Invoicing from third-party contractors for services performed can lag several months. We accrue the costs of services rendered in connection with third-party contractor activities based on our estimate of management fees, site management and monitoring costs and data management costs. Actual clinical trial costs may differ from estimated clinical trial costs and are adjusted for in the period in which they become known.

Stock-Based Compensation:  In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123 (R)”). SFAS No. 123 (R) replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), and amends SFAS No. 95, “Statement of Cash Flows.” SFAS No. 123 (R) requires entities to recognize compensation expense for all share-based payments to employees and directors, including grants of employee stock options, based on the grant-date fair value of those share-based payments, adjusted for expected forfeitures.

We adopted SFAS No. 123(R) as of January 1, 2006 using the modified prospective application method. Under the modified prospective application method, the fair value measurement requirements of SFAS No. 123(R) is applied to new awards and to awards modified, repurchased, or cancelled after January 1, 2006. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that were outstanding as of January 1, 2006 is recognized as the requisite service is rendered on or after January 1, 2006. The compensation cost for that portion of awards is based on the grant-date fair value of those awards as calculated for pro forma disclosures under SFAS No. 123. Changes to the grant-date fair value of equity awards granted before January 1, 2006 are precluded.

The fair value of stock options is determined using the Black-Scholes valuation model, which is consistent with our valuation techniques previously utilized for awards in footnote disclosures required under SFAS No. 123. Prior to the adoption of SFAS No. 123(R), we followed the intrinsic value method in accordance with APB No. 25 to account for our employee and director stock options. Historically, substantially all stock options have been granted with an exercise price equal to the fair market value of the common stock on the date of grant. Accordingly, no compensation expense was recognized from substantially all option grants to employees and directors. However, compensation expense was recognized in connection with the issuance of stock options to non-employee consultants in accordance with EITF 96-18, “Accounting for Equity Instrument That are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods and Services.” SFAS No. 123(R) did not change the accounting for stock-based compensation related to non-employees in connection with equity based incentive arrangements.

The adoption of SFAS No. 123(R) requires additional accounting related to the income tax effects and additional disclosure regarding the cash flow effects resulting from share-based payment arrangement. This change in accounting resulted in the recognition of compensation expense of $1.1 million for the year ended December 31, 2006 related to our employee and director stock options. Basic and diluted loss per share for the year ended December 31, 2006 was $0.04 greater than if we had continued to account for share-based compensation under APB No. 25. During the year ended December 31, 2006, we granted stock options to purchase 4.5 million shares of our common stock. As of December 31, 2006, there was $2.9 million of total unrecognized compensation cost related to non-vested director and employee stock options which vest over time. That cost is expected to be recognized over a weighted-average period of 2.4 years. As of December 31, 2006, there was $1.5 million of total unrecognized compensation cost related to performance-based, non-vested employee stock options. That cost will begin to be recognized when the performance criteria within the respective performance-base option grants become probable of achievement. During December 2005, the board of directors approved the full vesting of all unvested, outstanding stock options issued to current employees and directors. The board decided to take this action (“the acceleration event”) in anticipation of the adoption of SFAS No. 123 (R). As a result of this acceleration event, stock options to purchase approximately 1.4 million shares of our common stock were vested that would have otherwise vested during 2006 and later periods. At the time of the acceleration event, the unamortized grant date fair value of the affected options was approximately $3.6 million (for SFAS No. 123 and SFAS No. 148 pro forma disclosure purposes), which was charged to pro forma expense in the fourth quarter of 2005. Substantially all of the unvested employee stock options that were subject to the acceleration event had exercise prices above market price of our common stock at the time the board approved the acceleration event. However, in accordance with SFAS 123 (R) if we had not completed this acceleration event in December 2005, the majority of the $3.6 million amount discussed above would have been charged against the future results of operations, beginning in the first quarter of fiscal 2006 and continuing through later periods as the options vested. As discussed above, substantially all of the unvested employee stock options which were accelerated had exercise prices above market price at the time of acceleration. For the purposes of applying APB No. 25 to such stock options in the statement of operations for the year ended December 31, 2005, the acceleration event was treated as the acceleration of the vesting of employee and director options that otherwise would have vested as originally scheduled, and accordingly was not a modification requiring the remeasurement of the intrinsic value of the options, or the application of variable option accounting, under APB No. 25. For stock options that had exercise prices below market price at the time of acceleration and that would not have vested originally, a charge of approximately $15,000 was recorded in the statement of operations for the year ended December 31, 2005.

Federal Securities and Derivative Actions: As discussed in Note 10 of Notes to Consolidated Financial Statements, set forth elsewhere in this Report, we are currently defending ourselves against various class and derivative actions. We intend to defend ourselves vigorously against these actions. We cannot currently estimate the amount of loss, if any, that may result from the resolution of these actions, and no provision has been recorded in our consolidated financial statements. Generally, a loss must be both reasonably estimable and probable in order to record a provision for loss. We will expense our legal costs as they are incurred and will record any insurance recoveries on such legal costs in the period the recoveries are received. Although we have not recorded a provision for loss regarding these matters, a loss could occur in a future period.

We are involved in various other legal matters that are being defended and handled in the ordinary course of business. Although it is not possible to predict the outcome of these matters, management believes that the results will not have a material impact on our financial statements.

Results of Operations—Comparison of Years Ending December 31, 2006 and 2005

REVENUE.  Revenue increased $0.4 million for the year ended December 31, 2006, as compared to zero for the year ended December 31, 2005. The increase in revenue is due to the acquisition of Agera on August 10, 2006, which markets and sells a complete line of advanced skin care systems based on a wide array of proprietary formulations, trademarks and nano-peptide technology. On a pro forma basis, assuming that Agera had been acquired on January 1, 2006 and 2005, respectively, our revenue would have been $1.2 million and $1.0 million for the years ended December 31, 2006 and 2005, respectively.

COST OF SALES.  Costs of sales increased to $0.2 million for the year ended December 31, 2006, as compared to zero for the year ended December 31, 2005.

As a percentage of revenue, Agera cost of sales were approximately 50% for the year ended December 31, 2006. Agera’s cost of sales, as a percentage of revenue, for all of 2006 and 2005 (including the periods prior to our August 10, 2006 acquisition of a 57% interest in Agera) were 46% and 37%, respectively.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased approximately $0.8 million, or 6%, to $13.2 million for the year ended December 31, 2006, as compared to $14.0 million for the year ended December 31, 2005. This decrease was net of the effect of a $0.6 million increase in selling, general and administrative expenses for expenses of Agera for the period August 10, 2006 to December 31, 2006. The decrease in selling, general and administrative expense is primarily due to the following:

a)  Salaries, bonuses and payroll taxes increased by approximately $2.1 million to $5.2 million for the year ended December 31, 2006, as compared to $3.1 million for year ended December 31, 2005, due to an increase in the number of our employees, primarily at the executive management level, which resulted in higher salary and bonus expense of $1.3 million during the year ended December 31, 2006. Additionally, as the result of the adoption of SFAS 123(R) on January 1, 2006, equity-based compensation was approximately

$1.1 million higher in 2006 as compared to the prior year. These increases were offset by a decrease in severance expense during 2006 of $0.3 million. We incurred $0.2 million of severance expense in the year ended December 31, 2006, as compared to $0.5 million in the year ended December 31, 2005.

b)  Marketing expense increased by approximately $0.2 million to $0.6 million for the year ended December 31, 2006, as compared to $0.4 million for year ended December 31, 2005 due primarily to increased marketing and promotional efforts related to marketing and selling our complete line of advanced skin care systems under the trade name Agera, since our acquisition of Agera on August 10, 2006.

c)  Travel expense decreased by approximately $0.2 million to $0.6 million for the year ended December 31, 2006, as compared to $0.8 million for year ended December 31, 2005, due to less travel between our Houston, Texas and Exton, Pennsylvania facilities as a result of our closing of the Houston office during 2006.

d)  Consulting expense decreased by approximately $0.1 million to $0.7 million for the year ended December 31, 2006, as compared to $0.8 million for the year ended December 31, 2005 primarily due to decreased recruiting costs during 2006.

e)  Legal expenses, net, increased approximately $0.3 million to $1.6 million for the year ended December 31, 2006, as compared to $1.3 million for the year ended December 31, 2005, due primarily to costs related to the securities and derivative lawsuits, for which we are defendants, and employment termination matters. While the change in legal expense, net, is not significant, included in the net legal expenses are insurance refunds of $0.9 million and $0 in the years ended December 31, 2006 and 2005, respectively. Insurance refunds received related to the reimbursement of legal defense costs are recorded in the period that they are received.

f)  Other general and administrative operating costs decreased approximately $3.1 million to $4.5 million for the year ended December 31, 2006, as compared to $7.6 million for the year ended December 31, 2005, due primarily to the write-off of third party developed software costs of approximately $1.4 million in the year ended December 31, 2005. In addition, with the completion of the Exton laboratory in the latter half of 2005, there were costs of approximately $1.4 million that were allocated from selling, general and administrative cost to research and development costs. Additionally, there was a decrease of approximately $0.3 million related to other corporate expenses, including public relations, investor relations and accounting fees.

We currently anticipate that selling, general and administrative expenses will increase to a range of $17 million to $20 million for the year ended December 31, 2007, principally as the result of increased personnel costs and marketing expense related to Agera.

RESEARCH AND DEVELOPMENT. Research and development expenses decreased by approximately $1.8 million during the year ended December 31, 2006 to $8.8 million, as compared to $10.6 million for the year ended December 31, 2005. Research and development costs are composed primarily of costs related to our efforts to gain FDA approval for the Isolagen Therapy for specific dermal applications in the United States and also include costs to develop manufacturing, cell collection and logistical process improvements. Our initial pivotal Phase III dermal studies and our Phase II dental studies concluded during the first half of 2005. We subsequently commenced preparations for a new Phase III dermal trial and in October 2006, we reached an agreement with the FDA on the design of our Phase III dermal pivotal study protocol. Research and development costs include personnel and laboratory costs related to these FDA trials and certain consulting costs. The total inception to date cost of research and development as of December 31, 2006 was $30.7 million. The FDA approval process is extremely complicated and is dependent upon our study protocols and the results of our studies. In the event that the FDA requires additional studies for dermal applications or requires changes in our study protocols or in the event that the results of the studies are not consistent with our expectations, as occurred during 2005 with respect to our first pivotal Phase III dermal trial, the process will be more expensive and time consuming. Due to the complexities of the FDA approval process, we are unable to predict what the costs of obtaining approval for the dermal applications will be at this time. We have other research projects currently underway. However, research and development costs related to these projects were not material during 2006 and 2005.

The major changes in research and development expense are due primarily to the following: a) consulting expense decreased by approximately $2.4 million to $4.5 million for the year ended December 31, 2006, as compared to $6.9 million for the year ended December 31, 2005, as a result of decreased expenditures related to our clinical trials and manufacturing process research and development, b) salaries and payroll taxes decreased by approximately $0.9 million to $2.4 million for the year ended December 31, 2006, as compared to $3.3 million for the year ended  December 31, 2005, as a result of the closure of our research and development facility in Houston, Texas, during 2006, and termination of related personnel, as well as the termination of certain Exton, Pennsylvania personnel during 2006 and c) facility costs, including rent, utilities, depreciation and other related costs, increased approximately $1.5 million, due primarily to the new Exton, Pennsylvania lease which commenced during 2005.

We currently anticipate that research and development expenses will increase to a range of from $10 million to $12 million during the year December 31, 2007, principally as a result of increased clinical trials.

LOSS FROM DISCONTINUED OPERATIONS. As discussed above under “Closure of the United Kingdom Operation,” during the three months ended December 31, 2006, the Board of Directors approved the closure of our United Kingdom operation, and on March 31, 2007, the United Kingdom manufacturing facility was closed.

The loss from discontinued operations increased by approximately $2.6 million for the year ended December 31, 2006 to $12.7 million, as compared to $10.1 million for the year ended December 31, 2005, and primarily consisted of the following:

a)  Gross loss increased by approximately $0.7 million to $1.2 million for the year ended December 31, 2006, as compared to $0.5 million for the year ended December 31, 2005, due to a decrease in the number of biopsies, thus resulting in a decrease in revenue. With a decrease in revenue as a result of less marketing and promotional activities, and a large portion of relatively fixed manufacturing costs, our gross loss increased.

b)  Salaries, bonuses and payroll taxes increased by approximately $1.0 million to $2.9 million for the year ended December 31, 2006, as compared to $1.9 million for year ended December 31, 2005, due primarily to an increase in the number of our employees dedicated to sales and marketing and customer service of our Isolagen Therapy in the United Kingdom. Further, severance expenses related to the decision to shutdown the United Kingdom operation were approximately $0.3 million for the year ended December 31, 2006.

c)  Marketing expense decreased by approximately $1.1 million to $1.7 million for the year ended December 31, 2006, as compared to $2.8 million for year ended December 31, 2005 due primarily to decreased marketing and promotional efforts related to our Isolagen Therapy in the United Kingdom as a result of continued losses from the sale of the Isolagen Therapy and our related decision to shutdown the United Kingdom operations.

d)  Other general and administrative operating costs increased by approximately $1.6 million to $5.7 million for the year ended December 31, 2006, as compared to $4.1 million for the year ended December 31, 2005, due primarily to impairment charges of approximately $2.6 million related to the United Kingdom and Switzerland fixed assets; offset by approximately $1.0 million in decreased United Kingdom and Swiss general office costs due to the anticipated United Kingdom shutdown and due to placing the Swiss corporate campus for sale during the year ended December 31, 2006.

e)  The United Kingdom customer settlement charge was $0.8 million for the year ended December 31, 2006, as compared to zero for the year ended December 31, 2005. As discussed further under Note 10, the United Kingdom customer settlement occurred during the first quarter of 2006.

f)  Research and development expenses decreased by approximately $0.4 million to $0.4 million for the year ended December 31, 2006, as compared to $0.8 million for the year ended December 31, 2005, due to a decrease in consulting related to process improvements related to our Isolagen manufacturing process as a result of the decision to shutdown the United Kingdom operation.

INTEREST INCOME. Interest income decreased approximately $0.5 million to $2.3 million for the year ended December 31, 2006, as compared to $2.8 million for the year ended December 31, 2005. The decrease in interest income resulted principally from a decrease in the amount of cash, restricted cash and short-term investment balances, as a result of our normal operating activities related to our efforts to gain FDA approval for the Isolagen Therapy for specific dermal applications in the United States.

INTEREST EXPENSE.  Interest expense remained constant at $3.9 million for the year ended December 31, 2006, as compared to the year ended December 31, 2005. Our interest expense is related to the issuance in November 2004 of $90 million in principal amount of 3.5% convertible subordinated debt, as well as the related amortization of deferred debt issuance costs of $0.8 million for each of the years ended December 31, 2006 and 2005.

NET LOSS. Net loss for the year ended December 31, 2006 was $35.8 million as compared to a net loss of $35.8 million for the year ended December 31, 2005. Our net loss, in total, was unchanged from 2005. However, the individual components of net loss have fluctuated, as discussed above.

As a result of increasing foreign currency exchange rates since December 31, 2005, specifically the exchange rate between the US dollar and the British pound and the Swiss franc, our accumulated other comprehensive loss of $0.8 million at December 31, 2005 decreased to an accumulated other comprehensive loss of $0.1 million at December 31, 2006; or a change of $0.7 million. However, this loss is considered unrealized and is reflected on the Consolidated Balance Sheet. Accordingly, this unrealized loss may increase or decrease in the future, based on the movement of foreign currency exchange rates, but will not have an impact on net income (loss) until the related foreign capital investments are sold or otherwise realized.

Results of Operations—Comparison of Years Ending December 31, 2005 and 2004

REVENUES and COST OF SALES. During the years ended December 31, 2005 and 2004 our sales and related cost of sales consisted exclusively of the amounts related to our United Kingdom and Australian operations. As discussed above, those operations have now been classified as discontinued operations, as a result of which there were no revenues or costs of sales for continuing operations for these periods.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased approximately $4.3 million, or 44%, to $14.0 million for the year ended December 31, 2005, as compared to $9.7 million for the year ended December 31, 2004. The increase in selling, general and administrative expense is primarily due to the following:

a)  Travel expense increased by approximately $0.1 million to $0.8 million for the year ended December 31, 2005, as compared to $0.7 million for year ended December 31, 2004, due primarily to increased travel between our Houston, Texas and Exton, Pennsylvania locations.

b) Legal expenses increased approximately $0.7 million to $1.3 million for the year ended December 31, 2005, as compared to $0.6 million for the year ended December 31, 2004, due primarily to costs related to the securities and derivative lawsuits, for which we are defendants, and employment termination matters.

c)  Promotional expense increased by approximately $0.4 million to $0.4 million for the year ended December 31, 2005, as compared to $0.0 million for year ended December 31, 2004 due to increased marketing and promotional efforts in the United States related to our Isolagen Therapy.

d)  Consulting and other general and administrative expenses increased by approximately $3.1 million to $8.5 million for the year ended December 31, 2005, as compared to $5.4 million for the year ended December 31, 2004. This increase was primarily due to our facility costs, which increased $4.1 million during the year ended December 31, 2005 due to the relocation of our corporate office to a larger facility in Exton, Pennsylvania. Further, recruiting costs, general consulting expenses and investor relations costs increased by $0.9 million during the year ended December 31, 2005 due to a general increase in business activity. These increases in costs were offset by a decrease in our non-cash equity compensation charges of approximately

$2.0 million. For the year ended December 31, 2004, the consulting costs included $1.6 million of stock based expenses related to options and warrants issued under consulting and distribution agreements and $0.3 million of stock compensation related to stock options issued to directors. During the year ended December 31, 2005, there was approximately ($0.1) million of stock based expense. The level of the expense recorded for the warrants issued under consulting and distribution contracts varies from quarter to quarter based on changes in the market price of our common stock, and the negative expense in 2005 reflects the effects of the 2005 decline in the price of our common stock.

e)  Salaries, bonuses and payroll taxes remained constant at $3.0 million for the year ended December 31, 2005, as compared to December 31, 2004.

RESEARCH AND DEVELOPMENT. Research and development expenses increased by approximately $5.9 million during the year ended December 31, 2005 to $10.6 million, as compared to $4.7 million in the year ended December 31, 2004. Research and development costs were composed primarily of costs related to our efforts to gain FDA approval for the Isolagen Therapy for specific dermal applications in the United States and also included costs to develop manufacturing, cell collection and logistical process improvements. Our initial pivotal Phase III dermal studies and our Phase II dental studies concluded during the first half of 2005. We subsequently commenced preparations for a confirmatory Phase III dermal trial, although we later determined to conduct a new pivotal Phase III dermal trial. Such costs include personnel and laboratory costs related to these FDA trials and certain consulting costs. The total inception to date cost of research and development as of December 31, 2005 was $21.9 million. The FDA approval process is extremely complicated and is dependent upon our study protocols and the results of our studies. In the event that the FDA requires additional studies for dermal applications or requires changes in our study protocols or in the event that the results of the studies are not consistent with our expectations, as occurred during 2005 with respect to our pivotal Phase III dermal trial, the process will be more expensive and time consuming. Due to the complexities of the FDA approval process, we are unable to predict what the cost of obtaining approval for the dermal applications will be at this time. We had other research projects underway in 2005. However, research and development costs related to these projects were not material during 2005 and 2004.

The major changes in research and development expense were due primarily to the following: a) consulting expense increased by approximately $4.0 million to $6.4 million for the year ended December 31, 2005, as compared to $2.4 million for the year ended December 31, 2004, as a result of increased expenditures related to our clinical trials and manufacturing process research and development, b) salaries and payroll taxes increased by approximately $1.6 million to $3.4 million for the year ended December 31, 2005, as compared to $1.8 million for the year ended  December 31, 2004, as a result of increased employees engaged in research and development activities and c) facility costs, including rent, utilities and other related costs, increased approximately $0.3 million, due primarily to the new Exton, Pennsylvania lease which commenced during 2005.

LOSS FROM DISCONTINUED OPERATIONS. As discussed above under “Closure of the United Kingdom Operation,” during the three months ended December 31, 2006, the Board of Directors approved the closure of our United Kingdom operation, and on March 31, 2007, the United Kingdom manufacturing facility was closed.

Loss from discontinued operations increased by approximately $3.0 million for the year ended December 31, 2005 to $10.1 million, as compared to $7.1 million for the year ended December 31, 2004. This increase primarily resulted from the following:

                a)  Gross loss decreased by approximately $0.8 million to $0.5 million for the year ended December 31, 2005, as compared to $1.3 million for the year ended December 31, 2004, due primarily to an increase in four and six milliliter treatments sold during the year ended December 31, 2005, as compared to primarily three milliliter treatments sold during the year ended December 31, 2004. Generally, higher milliliter treatments have a higher selling price than lower milliliter treatments, resulting in higher revenue per treatment, while a large portion of the related cost of sales are relatively fixed. The increase in average revenue per milliliter thereby lowered our loss per treatment sold and total gross loss.

b)  Salaries, bonuses and payroll taxes increased by approximately $0.1 million to $1.9 million for the year ended December 31, 2005, as compared to $1.8 million for year ended December 31, 2004, due to an increase in the number of our employees dedicated to sales and marketing and customer service of our Isolagen Therapy in the United Kingdom.

c)  Marketing expense increased by approximately $1.5 million to $2.8 million for the year ended December 31, 2005, as compared to $1.3 million for year ended December 31, 2004 due primarily to increased marketing and promotional efforts related to our Isolagen Therapy in the United Kingdom.

d)  Other general and administrative operating costs increased by approximately $1.8 million to $4.1 million for the year ended December 31, 2005, as compared to $2.3 million for the year ended December 31, 2004, due primarily to increased facility occupancy costs, increased insurance and office costs and increased general costs related to increasing headcount and higher overall business activity.

e)  Research and development increased by approximately $0.4 million to $0.8 million for the year ended December 31, 2005, as compared to $0.4 million for the year ended December 31, 2004, due to an increase in consulting related to process improvements to our Isolagen manufacturing process and due to the investigational study conducted in 2005 related to patients subjectively considered to be poor responders to the Isolagen Therapy.

INTEREST INCOME. Interest income increased by approximately $2.2 million to $2.8 million for the year ended December 31, 2005 compared to $0.6 million for the year ended December 31, 2004. The increase in interest income resulted principally from an increase in the amount of cash held in interest bearing accounts, and our investment in marketable debt securities, due to the investment of the proceeds from the issuance of $90.0 million of 3.5% convertible subordinated debt in the fourth quarter of 2004; as well as an increase in interest rates over the comparable period.

INTEREST EXPENSE.  Interest expense increased by approximately $3.3 to $3.9 million for the year ended December 31, 2005, as compared to $0.6 million for the year ended December 31, 2004. The increase in interest expense is related to the interest expense associated with the issuance on November 1, 2004 of $90 million in principal amount of 3.5% convertible subordinated notes, as well as the related amortization of deferred debt issuance costs of $0.8 million for the year ended December 31, 2005. Our notes were outstanding for approximately two months in 2004, as compared to outstanding for the full year in 2005.

NET LOSS. Net loss for the year ended December 31, 2005 was $35.8 million as compared to a net loss of $21.5 million for the year ended December 31, 2004. This increase in net loss of $14.3 million represents the effects of the increases in selling, general and administrative expenses, research and development expenses and interest expense, partially offset by the increase in our interest income and improvement in gross margin from our discontinued operations. As a result of declining foreign currency exchange rates since December 31, 2004, specifically the exchange rate between the US dollar and the British pound and the Swiss franc, our accumulated other comprehensive income of $0.5 million at December 31, 2004 has decreased to an accumulated other comprehensive loss of $0.8 million at December 31, 2005; or a change of $1.3 million. However, this loss is considered unrealized and is reflected on the Consolidated Balance Sheet. Accordingly, this unrealized loss may increase or decrease in the future, based on the movement of foreign currency exchange rates, but will not have an impact on net income (loss) until the related foreign capital investments are sold or otherwise realized.

Liquidity and Capital Resources

Net cash provided by (used in) operating, investing and financing activities for the three years ended December 31, 2006 were as follows:

	Year Ended December 31,
	2006	2005	2004
	(in millions)
Cash flows from operating activities	($29.6)	($34.0)	($14.8)
Cash flows from investing activities	19.8	11.6	(54.6)
Cash flows from financing activities	$0.2	$0.1	$117.4

OPERATING ACTIVITIES.  Cash used in operating activities during the year ended December 31, 2006 amounted to $29.6 million, a decrease of $4.4 million over the year ended December 31, 2005. The decrease in our cash used in operating activities over the prior year is primarily due to a decrease in net losses (adjusted for non-cash items) of $4.0 million, with the balance of $0.4 million attributable to our changes in operating assets and liabilities. Our negative operating cash flows in 2006 were funded from cash on hand at December 31, 2005 and the net proceeds from the liquidation of available-for-sale investments held at December 31, 2005, both of which we derived from the proceeds of our 2004 issuances of common stock and 3.5% convertible subordinated notes.

INVESTING ACTIVITIES.  Cash provided by investing activities during the year ended December 31, 2006 amounted to $19.8 million, an increase of $8.2 million over the year ended December 31, 2005 inflow of $11.6 million. This increase in cash provided is due primarily to the decrease in cash used for capital expenditures of $16.5 million, offset by $2.0 million of cash used (net of cash acquired) for the acquisition of the 57% interest in Agera and offset by a $6.3 million reduction in the liquidation of our available-for-sale investments, net. The characterization of investments between available-for-sale investments and cash equivalents varies based upon the maturity date of the investment. Accordingly, if an available-for-sale investment matures or is sold and the proceeds are used to purchase a cash equivalent security, then this would represent a liquidation of available-for-sale investments. In 2006 we liquidated a net of $23.0 million of short-term investments, which were purchased with the net proceeds of our 2004 issuances of common stock and 3.5% convertible subordinated notes. This reduction of short-term investments was used to fund our 2006 purchases of property and equipment, our acquisition of Agera and to partially fund our negative operating cash flows. Our 2005 purchases of property and equipment primarily related to our acquisition of land and buildings in Switzerland, and related improvements, and the build-out of our Exton, Pennsylvania manufacturing facility.

FINANCING ACTIVITIES.  Cash provided by financing activities was $0.2 million during the year ended December 31, 2006, as compared to cash provided of $0.1 million in 2005. The current year and prior year amount consists of the funds received related to stock option exercises. The 2004 proceeds consisted substantially of a) the proceeds from the sale of 7,200,000 shares of common stock in a public offering in June 2004 for cash totaling $56.8 million, after deducting the costs and expenses associated with the sale and b) the proceeds from the sale of $90.0 million in principal amount of 3.5% Convertible Subordinated Notes due November 1, 2024, netting $60.2 million, after deducting the costs and expenses associated with the sale and our 4,000,000 share repurchase of our stock.

In November 2004, we issued $90.0 million in principal amount of 3.5% Convertible Subordinated Notes due November 1, 2024. The 3.5% Convertible Subordinated Notes are convertible at the option of the holder into our common stock at an initial conversion rate (subject to adjustment) of 109.2001 shares of common stock per $1,000 principal amount of 3.5% Convertible Subordinated Notes, which is equivalent to an initial conversion price of approximately $9.16 per share, at any time prior to the stated maturity. In the event of certain fundamental changes that occur prior to November 1, 2009, we are required to pay a make-whole premium to the holders of the 3.5% Convertible Subordinated Notes that convert their 3.5% Convertible Subordinated Notes into our common stock on or after the date on which notice of such fundamental change is given. The net proceeds from the 3.5% Convertible Subordinated Notes were approximately $86.2 million. We used approximately $26 million of the proceeds to repurchase 4,000,000 shares of common stock, and intend to use the remainder for general corporate purposes

Cash Flows Related to Discontinued Operations

Cash flows related to discontinued operations, which are included in the table of cash flows above, were as follows:

	Years Ended December 31
	2006	2005
	(in millions)
Cash flows used in operating activities	($7.4)	($8.7)
Cash flows used in investing activities	(0.3)	(13.0)

Total cash flows used in discontinued operations during the year ended December 31, 2006 was $7.7 million, as compared to $21.7 million during the year ended December 31, 2005. Cash outflows from operating activities related to the years ended December 31, 2006 and 2005, respectively, related primarily to the normal, historical operation of the United Kingdom and Swiss operations, prior to the decision to shutdown the United Kingdom operation. The cash outflow from investing activities of $13.0 million during the year ended December 31, 2005 is primarily due to the purchase of the Swiss campus, and related capital improvements.

WORKING CAPITAL: At December 31, 2006, we had cash, cash equivalents and restricted cash of $33.3 million and working capital of $29.5 million (including our cash, cash equivalents and restricted cash). The substantial majority of our working capital change, as compared to December 31, 2005, relates to the use of our cash, cash equivalents, restricted cash and available-for-sale investments for the purpose of funding and operating our business, including capital expenditures and our acquisition of Agera. Our ability to operate profitably is contingent upon our success in obtaining regulatory approval of our product candidates, development of markets for our products, and development of profitable scalable manufacturing processes. We believe our existing capital resources are adequate to finance our operations through at least January 1, 2008, but we will need to engage in a capital-raising transaction prior to the spring of 2008 or we will need to significantly modify our business plan in order to sustain our operations. We can not assure you that we will be able to obtain regulatory approvals of our product candidates, successfully develop the markets for our product candidates or develop profitable scalable manufacturing processes or obtain the capital we require on terms that we would find acceptable, or at all.

FACTORS AFFECTING OUR CAPITAL RESOURCES: We believe that the amount of the charges associated with the decision to close the United Kingdom operation, such as the related lease exit negotiations and professional fees, among other items, cannot be precisely estimated at this time. However, as of December 31, 2006, such charges are expected to be no more than approximately $2 million (both before and after tax), excluding potential claims or contingencies unknown at this time and excluding normal operating costs through the date of close. The charges will be reflected over more than one quarter, with the majority of all costs expected to be incurred by the fourth quarter of 2007. However, no assurances can be given with respect to the total cost of closing the United Kingdom operation or the timing of such costs.

In April 2005, we acquired a two-building, 100,000 square foot corporate campus in Bevaix, Canton of Neuchâtel, Switzerland for $10 million. The $10 million purchase price was paid using cash on hand from the proceeds of our 2004 issuances of common stock and 3.5% convertible subordinated notes. Our initial estimate of the total cost of acquisition and renovation of the facility, including the purchase of required equipment, was $25 million, which includes approximately $1.8 million we had spent in renovations. The corporate campus is “assets of discontinued operations held for sale” at December 31, 2006 with a value of $10.3 million, which management currently believes is the net realizable value of the corporate campus. However, there can be no assurance of the sale of the corporate campus, nor of the amount of proceeds to be received, if and when sold.

Contractual Obligations

The following table summarizes the amounts of payments due under specified contractual obligations as of December 31, 2006:

(in millions)	Payments Due by Period
Contractual Obligations	Less than 1 Year	1 - 3 Years	4 - 5 Years	More than 5 Years
Long-Term Debt Obligations, excluding interest*	$—	$90.0	$—	$—
Interest*	3.2	5.8	—	—
Lease Obligations	1.4	3.8	2.5	—
Purchase Obligations**	1.3	0.3	—	—
Obligations in Connection with Acquisition***	0.1	1.6	1.1	5.2
Total	$6.0	$101.5	$3.6	$5.2

* The table above assumes that our 3.5% convertible subordinated notes will be called due on November 1, 2009. Refer to the below for a description of our 3.5% convertible subordinated notes.

**In addition to the above, we have, in the ordinary course of business, various contractual agreements with various consultants and service providers whereby a fee or rate per hour has been agreed to, but no guaranteed minimums have been established. Generally, such agreements are related to our research and development efforts or general operating matters. The above table should be read in conjunction with our consolidated financial statements, which illustrate a 2006 net loss of $35.8 million, net cash used in operations of $29.6 million during 2006 and cash paid for capital expenditures and acquisitions of $3.3 million during 2006.

***In August 2006, we paid $2.7 million in cash to acquire a 57% interest in Agera and also we agreed to contribute $0.3 million to the working capital of Agera to support marketing and inventory acquisitions. In addition, the acquisition agreement includes future contingent payments up to a maximum of $8.0 million. Such additional purchase price is based upon certain percentages of Agera’s cost of sales incurred after June 30, 2007. Accordingly, based upon the financial performance of Agera, up to an additional $8.0 million of purchase price may be due to the selling shareholder in future periods. We believe any such payments will not be significant in fiscal year 2007. The timing of future payments may differ from the estimates above, and will depend on the future operating performance of Agera.

In November 2004, we issued $90.0 million in principal amount of 3.5% convertible subordinated notes due November 1, 2024, although these notes may be due sooner as discussed below. The notes are our general, unsecured obligations. The notes are subordinated in right of payment, which means that they will rank in right of payment behind other indebtedness of ours. In addition, the notes are effectively subordinated to all existing and future liabilities of our subsidiaries. We will be required to repay the full principal amount of the notes on November 1, 2024 unless they are previously converted, redeemed or repurchased.

The notes bear interest at an annual rate of 3.5% from the date of issuance of the notes. We will pay interest twice a year, on each May 1 and November 1, until the principal is paid or made available for payment or the notes have been converted. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

The note holders may convert the notes into shares of our common stock at any time before the close of business on November 1, 2024, unless the notes have been previously redeemed or repurchased. The initial conversion rate (which is subject to adjustment) for the notes is 109.2001 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $9.16 per share. Holders of notes called for redemption or submitted for repurchase will be entitled to convert the notes up to and including the business day immediately preceding the date fixed for redemption or repurchase.

At any time on or after November 1, 2009, we may redeem some or all of the notes at a redemption price equal to 100% of the principal amount of such notes plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the redemption date.

The note holders will have the right to require us to repurchase their notes on November 1 of 2009, 2014 and 2019. In addition, if we experience a fundamental change (which generally will be deemed to occur upon the occurrence of a change in control or a termination of trading of our common stock), note holders will have the right to require us to repurchase their notes. In the event of certain fundamental changes that occur on or prior to November 1, 2009, we will also pay a make-whole premium to holders that require us to purchase their notes in connection with such fundamental change.

Off-Balance Sheet Transactions

We do not engage in material off-balance sheet transactions.

Other

INFLATION.  Inflation did not have a significant impact on our results for year ended December 31, 2006.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange rates or interest rates. We are exposed to market risk in the form of foreign exchange rate risk and interest rate risk.

Foreign Exchange Rate Risk

The effect of U.S. dollar currency fluctuations against the foreign currency in these countries is somewhat mitigated by the fact that expenses are generally incurred in the same currencies in which the revenue is generated. Our income will be higher or lower depending on the weakening or strengthening of the U.S. dollar against the respective foreign currency. Additionally, approximately 20% of our assets at December 31, 2006 (see Note 4 to our Consolidated Financial Statements, “Discontinued Operations”) were based in our foreign operations and translated into U.S. dollars at the foreign currency exchange rate in effect as of the end of each accounting period, with the effect of such translation reflected as a separate component of consolidated shareholders’ deficit. The large majority of the 20% in foreign assets relates to our Swiss corporate campus held for sale, with a value of $10.3 million at December 31, 2006. Accordingly, our consolidated shareholders’ deficit will fluctuate depending on the weakening or strengthening of the U.S. dollar against the respective foreign currency.

As a result of increasing foreign currency exchange rates since December 31, 2005, specifically the exchange rate between the US dollar and the British pound and the Swiss franc, our accumulated other comprehensive income of $0.8 million at December 31, 2005 has decreased to an accumulated other comprehensive loss of $0.1 million at December 31, 2006; or a change of approximately $0.7 million. However, this $0.1 million loss is considered unrealized and is reflected on the Consolidated Balance Sheet. Accordingly, this unrealized loss may increase or decrease in the future, based on the movement of foreign currency exchange rates, but will not have an impact on net income (loss) until the related foreign capital investments are sold or otherwise realized.

Interest Rate Risk

Our 3.5%, $90.0 million convertible subordinated notes, pay interest at a fixed rate and, accordingly, we are not exposed to interest rate risk as a result of this debt. However, the fair value of our $90.0 million convertible subordinated notes does vary based upon, among other factors, the price of our common stock and current interest rates on similar instruments.

We do not enter into derivatives or other financial instruments for trading or speculative purposes.